Exhibit 99.1
NEWS

For Release     Immediate


Contacts        (News Media) Tony Zehnder, EVP, Corporate Communications
                312.396.7086
                (Investors) Lowell Short, SVP, Investor Relations
                317.817.2893


     R. Glenn Hilliard Will Return to Non-Executive Chairman Role at Conseco

Carmel, Ind., September 8, 2005 - Conseco, Inc. (NYSE: CNO) announced today that
R. Glenn Hilliard will return to the role of Non-Executive Chairman of the Board of Directors, effective September 10, 2005, as anticipated when Mr. Hilliard was elected as Executive Chairman in August of 2004.

Mr. Hilliard said, "Last September the board requested that I serve for one year as executive chairman in order to be actively available to Bill Kirsch as he stepped into his new role as CEO of Conseco. During this year Conseco has made tremendous progress; achieving continued improvements in profitability, earning upgrades to positive outlook from A.M. Best, Moody's and Standard & Poor's, accelerating our expense reductions, strengthening our balance sheet and capital position, acquiring and retaining key industry talent, progressing on our Board's commitment to best practices corporate governance, and laying the foundation for Conseco's further growth. In leading these and other initiatives, Bill Kirsch has shown his talent, leadership skills, energy, and drive for success. I have enjoyed working directly with Bill during these last 12 months and I look forward to working with Bill and his leadership team as I return to my role as non-executive chairman."

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

                                   - # # # # -